UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2014

Gevo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35073	87-0747704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 6, 2014, Gevo, Inc. (the “Company”) entered into an Indenture (the “Indenture”) with Agri-Energy, LLC and Gevo Development, LLC, as guarantors (the “Guarantors”), and Wilmington Savings Fund Society FSB, as trustee and collateral trustee, pursuant to which the Company issued a 10% convertible senior secured note due 2017 (the “Note”), in the principal amount of $26,108,000, to WB Gevo, Ltd. (the “Lender”). The Note was issued in exchange for the cancellation of an equal amount of indebtedness outstanding under the previously disclosed Term Loan Agreement, dated May 9, 2014, by and among the Company, the Guarantors, the Lender and WB Gevo, Ltd. (as successor in interest to Whitebox Advisors LLC) (“Whitebox”), as administrative agent (the “Loan Agreement”), and was effected pursuant to the terms of the previously disclosed Exchange and Purchase Agreement, dated May 9, 2014, by and among the Company, the Guarantors, the Lender, and Whitebox, in its capacity as administrative agent and representative for the Lender (the “Purchase Agreement”). As of June 6, 2014, after giving effect to such exchange, the Company does not have any indebtedness outstanding under the Loan Agreement.

The Note bears interest at a rate of 10% per annum, payable on March 31, June 30, September 30, and December 31 of each year. The interest on the Note will be payable in cash unless (i) no event of default has occurred and is continuing and (ii) the last reported sales price of the common stock of the Company on the 10th trading day immediately preceding the relevant interest payment date is more than $1.10 per share, in which case 50% of the interest on the Note will be payable in cash and 50% of the interest on the Note will be payable in kind. While the Note is outstanding, the Company will be required to maintain an interest reserve in an amount equal to 10% of the aggregate unpaid principal amount of the Note (including any capitalized and uncapitalized interest that is paid in kind). The Note will mature on March 15, 2017.

The Note is secured by a lien on substantially all of the assets of the Company and is guaranteed by the Guarantors. On June 6, 2014, in connection with the issuance of the Note, the Company and the Guarantors entered into a Pledge and Security Agreement in favor of the collateral trustee. The collateral pledged includes substantially all of the assets of the Company and the Guarantors, including intellectual property and real property. Agri-Energy, LLC has also entered into an Amended and Restated Mortgage with respect to the real property located in Luverne, MN.

The holder of the Note may, at any time beginning on June 15, 2014 until the close of business on the business day immediately preceding the maturity date, convert the principal amount of the Note, or any portion of such principal amount which is at least $1,000, into shares of the Company’s common stock. Upon conversion, the Company will deliver shares of its common stock at an initial conversion rate of 0.8633 shares of common stock per $1 principal amount of the Note (equivalent to an initial conversion price of approximately $1.1584 per share of the Company’s common stock). Such conversion rate is subject to adjustment in certain circumstances, including in the event that there is a dividend or distribution paid on shares of the Company’s common stock or a subdivision, combination or reclassification of the Company’s common stock. In addition, subject to certain conditions described below, each holder who exercises its option to voluntarily convert its Note will receive a make-whole payment in an amount equal to any unpaid interest that would otherwise have been payable on such Note through the maturity date (a “Voluntary Conversion Make-Whole Payment”). Subject to the limitations described below, the Company may pay any Voluntary Conversion Make-Whole Payments either in cash or in shares of its common stock, at its election.

Pursuant to the terms of the Indenture, the holder may not convert the Note into shares of the Company’s common stock to the extent that, after giving effect to such conversion, the number of shares of the Company’s common stock beneficially owned by such holder and its affiliates would exceed 4.99% of the Company’s common stock outstanding at the time of such conversion; provided that the holder may, at its option and upon not less than 61 days’ prior notice to the Company, increase such threshold to an amount not in excess of 9.99%. Subject to the foregoing limitations, the Note is convertible into shares of the Company’s common stock at any time after June 15, 2014.

In accordance with the rules of The NASDAQ Stock Market LLC, the Company has submitted the potential issuance of more than 19.99% of its outstanding common stock upon conversion of the Note and any additional convertible notes that may be issued under the Indenture (the “Proposal”) for approval by its stockholders at the Company’s 2014 Annual Meeting of Stockholders to be held on July 3, 2014. If the Proposal is approved by the Company’s stockholders, the Company will have the right, at any time during the period commencing on the later of the date the Company obtains approval of the Proposal and six months after June 6, 2014 and ending on the close of business on the business day immediately preceding the maturity date, to require the holder to convert all or part of the Note into shares of the Company’s common stock (at the conversion rate described above) if the last reported sale price of the

Company’s common stock over any 10 consecutive trading days equals or exceeds 150% of the applicable conversion price (a “Mandatory Conversion”). Each holder whose Note is converted in a Mandatory Conversion will receive a make-whole payment for the converted Note in an amount equal to any unpaid interest that would have otherwise been payable on such Note through the maturity date (a “Mandatory Conversion Make-Whole Payment”). Subject to the limitations described above, the Company may pay any Mandatory Conversion Make-Whole Payments either in cash or in shares of its common stock, at its election.

If the Proposal is not approved by the Company’s stockholders, (i) there will be no Voluntary Conversion Make-Whole Payments or Mandatory Conversion Make-Whole Payments applicable to the Note, and (ii) the Company will not be permitted to effect a Mandatory Conversion. For additional information, see Proposal 4 of the Company’s definitive proxy statement for the Company’s 2014 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on May 19, 2014.

If a fundamental change occurs, the holder may require the Company to repurchase all or a portion of the Note at a cash repurchase price equal to 100% of the principal amount of the Note, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date, plus a cash make-whole payment for the repurchased Note in an amount equal to any unpaid interest that would otherwise have been payable on such Note through the maturity date.

The Indenture contains customary affirmative and negative covenants for agreements of this type and events of default, including, restrictions on disposing of certain assets, granting or otherwise allowing the imposition of a lien against certain assets, incurring certain amounts of additional indebtedness, making investments, acquiring or merging with another entity, and making dividends and other restricted payments, unless the Company receives the prior approval of the required holders. The Indenture also contains limitations on the ability of the holder to assign or otherwise transfer its interest in the Note.

The foregoing description of the Indenture and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Indenture, a copy of which is attached hereto as Exhibit 4.1, and the terms of which are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference.

The Company issued the Note to an “accredited investor,” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration afforded to transactions not involving a public offering by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities or “blue sky” laws.

The Lender represented that it was acquiring the Note for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Accordingly, the Note has not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws. Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy shares of common stock or other securities of the Company.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2014, Samir Kaul announced that he will be resigning from his position as a member of the Board of Directors (the “Board”) of the Company effective immediately. Mr. Kaul has served on the Board since March 14, 2013.

Mr. Kaul’s resignation is not the result of any disagreement with the Company or any matter relating to the Company’s operations, policies or practices. Mr. Kaul is currently a General Partner at Khosla Ventures and due to the demands on his time in that capacity, he is unable to continue as a member of the Board. However, Mr. Kaul will continue to advise the Board and the Company as his schedule permits.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

4.1†	Indenture, by and among Gevo, Inc., the Guarantors named therein and Wilmington Savings Fund Society, FSB, as trustee and collateral trustee, dated June 6, 2014.

†	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gevo, Inc.

By:	/s/ Brett Lund
Brett Lund
General Counsel and Secretary

Date: June 12, 2014